Exhibit 99.1

First Interstate BancSystem, Inc. Announces CEO Succession

Company Release: October 19, 2011

First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Board of Directors, at a meeting held on October 19, 2011, approved the appointment of Edward Garding as President and CEO, effective April 1, 2012. Garding will replace President and CEO Lyle R. Knight, who is retiring effective April 1, 2012, after nearly 14 years with First Interstate BancSystem.

“As a family company with a great history, strong succession is critical for driving and sustaining long-term value. Ed is the right person to follow Lyle Knight.” stated Chairman of the Board, Thomas W. Scott. “Ed brings wisdom and trust plus the ability to invigorate in a time of change.” said James R. Scott, Vice-Chairman of the Board.

Mr. Garding has served as Chief Operating Officer of First Interstate BancSystem since August 2010. He has been an Executive Vice President of the company since 2004 and was Chief Credit Officer of the company from 1999 until September 2010. Mr. Garding also served as a Senior Vice President of the company from 1996 through 2003 and President of the Sheridan market from 1988 to 1996. Prior to joining First Interstate’s management team in 1996, he served the company in various positions since 1971, when he joined the company as a management trainee.

An active volunteer, Mr. Garding is currently serving as Chairman of the Montana Bankers Association and as a member of the Fannie Mae Western Regional Advisory Board. He has previously served as President of the Wyoming Bankers Association and Chairman of Pacific Coast Banking School in Seattle. He has also served as a member of various American Bankers Association committees including Government Relations and Membership and is past Chairman of the Montana State University – Billings College of Business Board.

Mr. Garding is proud to be appointed to serve First Interstate as Chief Executive Officer. “I’m excited to work with our talented leadership team and 1,700 outstanding employees in this new role. It’s been a privilege to have an entire career with First Interstate, and the opportunity to work closely with the Scott Family. It’s also been a privilege to work with Lyle Knight for the last 14 years. Our job now is to work together to position the company, and this strong region of the country, for an even greater future.”

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.2 billion in assets as of June 30, 2011. It is the parent company of First Interstate Bank, a community bank operating 71 offices throughout Montana, Wyoming, and western South Dakota. A recognized leader in community banking services with 23 consecutive years of profitability, First Interstate is driven by strong family and corporate values. It maintains a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services, and supporting the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com